Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Raymond James Financial, Inc.:

We consent to the use of our reports dated November 24, 2020, with respect to the consolidated statements of financial condition of Raymond James Financial, Inc. and subsidiaries as of September 30, 2020 and 2019 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2020, and the related notes, (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of September 30, 2020, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Tampa, Florida

May 12, 2021